UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ACORDA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO

NOTICE OF SPECIAL MEETING AND PROXY STATEMENT

DATED SEPTEMBER 22, 2022

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 4, 2022

October 7, 2022

This Supplement provides updated information with respect to the Special Meeting of Stockholders (the “Special Meeting”) of Acorda Therapeutics, Inc. (the “Company”) to be held on November 4, 2022.

On September 22, 2022, the Company commenced distribution of the Notice of Special Meeting and Proxy Statement (the “Proxy Statement”) for the Special Meeting. This Supplement should be read in conjunction with the Proxy Statement.

Withdrawal of the Authorized Share Proposal

The Board of Directors (the “Board”) of Acorda Therapeutics has elected to withdraw Proposal One, referred to as the “Authorized Share Proposal,” which sought stockholder approval to amend the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase the number of authorized shares of common stock from 61,666,666 to 100,000,000. The Board determined that it is in the best interests of the Company and its stockholders to refrain from increasing the number of authorized shares at this time. Accordingly, the Authorized Share Proposal will not be presented at or voted upon at the Special Meeting, nor will any proxies submitted with respect to the Authorized Share Proposal be tabulated or reported. Any information contained in the Proxy Statement regarding the Authorized Share Proposal should be disregarded other than as set forth herein.

Voting Matters

The record date for determining the stockholders entitled to notice of, and to vote at, the Special Meeting has been set and remains the close of business on September 9, 2022. As a result of the removal of the Authorized Share Proposal from consideration at the Special Meeting, the Company notes the following important matters regarding voting:

•	The proxy card and voting instruction forms distributed with the Proxy Statement remain valid, and Acorda Therapeutics will not distribute new voting instructions.

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If you have returned your proxy card or provided voting instructions: Your vote on Proposal Two, the “Reverse Stock Split Proposal,” and Proposal 3, the “Adjournment Proposal,” remain valid and will be tabulated unless you take action to change your vote in the manner described in the Proxy Statement. Your vote on the Authorized Share Proposal will be disregarded. You do not need to take any action unless you wish to change your vote.

•

If you have not returned your proxy card or provided voting instructions: Please complete the proxy card or follow the instructions in the Proxy Statement to vote by phone, internet or smart device, with respect to the Reverse Stock Split Proposal and the Adjournment Proposal.

Information on how to vote your shares, or change or revoke your prior vote or voting instruction, is summarized below.

The Revised Special Meeting Agenda: The Reverse Stock Split Proposal and Adjournment Proposal

We urge you to read this Supplement and the Proxy Statement carefully. As a result of the withdrawal of the Authorized Share Proposal, only the following items will be addressed at the Special Meeting:

•

The Reverse Stock Split Proposal: You are asked to authorize our Board of Directors to approve an amendment and restatement of the Certificate of Incorporation to effect a reverse stock split of our common stock by a ratio of any whole number in the range of 1-for-2 to 1-for-20, within one year of the conclusion of the Special Meeting. If implemented, the amendment and restatement would result in a proportionate reduction in the number of shares of our common stock that are outstanding and that are authorized for issuance.

•

The Adjournment Proposal: You are asked to approve one or more adjournments of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Reverse Stock Split Proposal at the time of the Special Meeting, or in the absence of a quorum.

Effect on the Reverse Stock Split Proposal

The withdrawal of the Authorized Share Proposal means that if the Reverse Stock Split Proposal is approved by stockholders and implemented by the Board, the number of authorized shares of our common stock would decrease by the same proportion as the number of shares of common stock that are outstanding at the time of the reverse stock split. This will result in fewer shares of common stock that are authorized for future issuance than would have been the case if the Authorized Share Amendment had been approved.

As disclosed in the Proxy Statement, depending on the ratio for a reverse stock split determined by our Boards, a minimum of two and a maximum of 20 shares of existing common stock would be combined into one new share of common stock. Based on 24,338,410 shares of common stock issued and outstanding as of September 9, 2022, immediately following a reverse stock split, if the ratio is 1-for-2, we would have approximately 12,169,205 shares of common stock issued and outstanding (without giving effect to rounding for fractional shares) and if the ratio is 1-for-20, we would have approximately 1,216,921 shares of common stock issued and outstanding (without giving effect to rounding for fractional shares).

For illustrative purposes, the table below reflects the number of authorized shares, issued and outstanding shares, reserved shares and shares available for future issuance if our stockholders approve the Reverse Stock Split Proposal and if the Board implements the reverse stock split under the minimum and maximum ratios specified in the Reverse Stock Split Proposal as well as certain intermediate ratios. The actual number of shares authorized and issued and outstanding after giving effect to a reverse stock split, if implemented, would depend on the reverse stock split ratio that is ultimately determined by our Board.

Effect of Reverse Stock Split on Our Common Stock

(All amounts calculated from the record date amounts)	Minimum Reverse Split Ratio (1-for-2)	Intermediate Reverse Split Ratio (1-for-5)	Intermediate Reverse Split Ratio (1-for-10)	Intermediate Reverse Split Ratio (1-for-15)	Maximum Reverse Split Ratio (1-for 20)
Authorized Shares	30,833,333	12,333,333	6,166,666	4,111,111	3,083,333
Issued and Outstanding Shares	12,169,205	4,867,682	2,433,841	1,622,561	1,216,921
Reserved Shares	11,782,708	4,713,083	2,356,541	1,571,028	1,178,270
Shares Available for Future Issuance	6,881,420	2,752,568	1,376,284	917,522	688,142

As reflected in the table, a reverse stock split would affect all holders of our common stock uniformly and would not affect any stockholder’s percentage ownership or voting power, except with respect to fractional shares. If implemented, approximately 22% of the Company’s authorized shares would be unreserved and available for future issuance for purposes other than under the Company’s employee benefit plans or upon conversion of the Company’s 6.00% Convertible Senior Secured Notes due 2024.

Effect on the Adjournment Proposal

The withdrawal of the Authorized Share Proposal will not affect the Adjournment Proposal. If approved by the Company’s stockholders, we could adjourn the Special Meeting and any reconvened session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders that have previously returned properly executed proxies voting against the Reverse Stock Split Proposal.

Board Recommendation

Our Board unanimously recommends that you vote your shares “FOR” approval of the Reverse Stock Split Proposal and “FOR” the Adjournment Proposal.

How to Vote

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Special Meeting. Your vote is important! We urge you to vote your shares as soon as possible to ensure that your voice is heard on these critical proposals.

FOUR EASY WAYS TO VOTE

If you have any questions about the Special Meeting, need additional copies of proxy materials or need assistance on how to vote or revoke your proxy, you should contact our proxy solicitor :

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers may call: (212) 269-5550

Stockholders may call toll free: (800) 967-5051

Email: ACOR@dfking.com

Additional Information and Where to Find It

On September 22, 2022, the Company filed the Proxy Statement and definitive form of proxy card with the United States Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies from the Company’s stockholders. Investors and stockholders are strongly encouraged to read the Proxy Statement, the accompanying proxy card and other documents filed by the Company in their entirety, as they contain important information.

Stockholders can obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge on the Investors section of our website at www.acorda.com. You may also obtain additional copies of the Proxy Statement and other proxy solicitation materials by contacting our proxy solicitor, D.F. King & Co., Inc., as directed above.

In addition, this Supplement and the Proxy Statement are available at www.proxyvote.com.

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